August 1995



Dear Oppenheimer Strategic Investment Grade Bond Fund Shareholder:

     One of the things we pride ourselves on at Oppenheimer Management Corporation is our commitment to searching for new investment opportunities for our shareholders. I am writing to you today to let you know about one of those opportunities.

     In April, the Board of Trustees of Strategic Investment Grade Bond Fund determined that it would be in the best interests of shareholders to reorganize into another Oppenheimer fund, Oppenheimer Bond Fund. While all shareholders as of July 14, 1995 will receive a proxy statement in September with more complete information on the reorganization -- and will have a chance to vote on the proposal at a shareholder meeting planned for September -- I wanted to let you know about the change as soon as possible.

Why does the Board of Trustees recommend this change?

     While Strategic Investment Grade Bond Fund and Bond Fund share a similar investment objective -- that is, seeking high current income -- the manager believes that Bond Fund's greater flexibility allows the Fund to respond more effectively to changing market and economic conditions.

     In addition, by merging into a larger fund, shareholders of Strategic Investment Grade Bond Fund may benefit from a lower expense ratio as Fund administration costs are spread among a larger number of shareholders. Shareholders should also benefit from the larger asset size of Bond Fund because the managers can generally invest larger amounts of money more efficiently, thereby lowering the cost to your Fund.

     The Board of Trustees believes strongly that the shareholders of Strategic Investment Grade Bond Fund will benefit by reorganizing into Bond Fund, and recommends that you vote for this change when you receive your proxy in September.

     If you have any questions about the proposal, please feel free to contact your financial adviser, or call us at 1-800-525-7048.

     As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.

                                    Sincerely,

                                    [JSF signature]

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